Exhibit 99.1

Remarks of Raymond V. Gilmartin,
Chairman, President, and Chief Executive Officer,
Merck & Co., Inc.
at the
2003 Annual Business Briefing

December 9, 2003

     Good morning and welcome to Merck. We are pleased to have you with us today.

     We have made several announcements over the past two months that have raised some serious concerns and important questions about Merck. The purpose of this meeting today is to address those concerns and answer those questions.

     As I see it, today we must address three fundamental issues that arise from these developments:

The first is our failure to meet our projected double-digit earnings per share growth for 2003 due to sales shortfalls. This fact is raising questions about the growth potential of our key products and their strength in the marketplace.

The next is our recent announcements that we were discontinuing two products in Phase III clinical trials. At a time when some were already characterizing our pipeline as thin, losing these two products is raising questions about Merck’s long-term growth potential and the strength of our research effort.

These two areas of concern have naturally raised a third question — has the time come for Merck to pursue a large-scale merger or acquisition as a way to create additional shareholder value?

     Underlying all of these questions and concerns is a larger issue — has Merck’s long-standing emphasis on discovering and developing novel medicines finally run its course? Is it time for Merck to modify or change direction?

     I want to begin by addressing this last point first. As we envision the environment in which pharmaceutical companies will be operating in the years ahead, we believe — and we’re hardly alone in this belief — that the companies which develop novel medicines that demonstrably improve the health and well-being of patients will prosper in the years ahead.

     We’ve seen a growing backlash in the political arena against so-called “me too” drugs — drugs that offer little or no additional clinical benefit over existing therapies. These drugs are criticized for being too expensive given the limited value they provide, and payers increasingly resist paying for drugs that offer little new health care value to patients. In addition, the less novel a product is, the greater the discount the market demands. Today, what payers demand, physicians expect, and patients need are the novel products that Merck has and will continue to produce. This environment plays to what has always been Merck’s greatest strength.

     Merck has a long and distinguished record of scientific excellence, discovering drugs and vaccines that have literally transformed the practice of medicine and saved and improved the lives of millions. Merck’s research and development efforts are, and will continue to be, the foundation of this company. Despite recent setbacks we are pursing the strategy that is right for Merck and in the best interests of our shareholders. Continuing to focus on developing and launching novel medicines and vaccines backed by proven outcomes at competitive prices, aggressively pursuing external alliances, lowering our cost structure and maximizing our in-line franchises will allow us to grow and succeed over the long term. This company has faced setbacks like this in the past, and it has always emerged from them even stronger. We will again.

     Of course, to succeed in the long-term, we must first succeed in the near-term. I strongly believe we are well-positioned for near-term growth — and here’s why.

     Although we will not achieve double-digit EPS growth in 2003, each of our key product franchises are in large and in growing markets. Each of these products rank either number one or two in their therapeutic areas.

     We continue to reinforce our strong competitive position through ongoing clinical and outcomes studies which broaden indications and drive continued growth.

     In addition, our competitive position is further reinforced by the strong relationships we have built with our managed care customers. These relationships stem from Merck’s ability to work with managed care in a way that brings value to payers and patients alike. With our top 31 customers — which represent about 90 percent of the HMO/PBM business — products such as Vioxx, Fosamax, Singulair, Cozaar and Zocor hold exclusive or co-preferred positions on their formularies in the vast majority of cases.

     In addition, we are reducing our cost structure and protecting our margins, without sacrificing manufacturing quality, our compliance culture, necessary levels of promotion and other marketing and sales support for in-line products and upcoming major launches, or our commitment to research.

     Historically, we have looked to our manufacturing operations for cost reductions, and we have been able to achieve significant savings over the years. For example, our ongoing increases in manufacturing productivity have offset product cost inflation. Our strong record of compliance also helps us avoid additional regulatory costs, product supply interruptions or launch delays. And the new wholesale distribution program we announced earlier this fall — and which one of the major wholesalers told us sets the industry standard — should free next year’s sales from buying pattern distortion, allowing for even greater manufacturing efficiency.

     In addition, we are looking company-wide — not just at manufacturing — for increased productivity and efficiency. Therefore, we are examining all areas of our operations and all of our infrastructure costs worldwide to find opportunities where we can improve efficiency and save money.

     We are streamlining business processes, eliminating redundancies, outsourcing non-core activities, and leveraging information technology and global procurement. These efforts will enable us to carry out the elimination of the 4,400 positions without compromising our operating standards or growth objectives. These reductions will begin benefiting our bottom line in 2004 and are expected to generate annual savings of $250 to $300 million in 2005 in payroll and benefits alone.

     At the same time, we are increasing our capital efficiency by reducing overall capital project costs, optimizing manufacturing capacity utilization worldwide, and reducing inventories by streamlining our supply chain. These additional capital efficiencies are expected to enhance Merck’s free cash flow by approximately $640 million by 2006.

     All of the steps I’ve just outlined will contribute to growth in our earnings per share in the next several years, as Merck becomes a more efficient operation.

     The next concern I would like to address is the strength of our pipeline. There’s no question that the loss of the two late-stage compounds represents a setback. And setbacks such as these inevitably raise the question: How is Merck managing for the expiration of the patent on Zocor in 2006?

     As we all know, Zocor will face generic competition in the United States in the second half of 2006. This will have a major short-term effect. However, in a larger sense, these patent expirations are a fact of life in our industry, and their timing and impact are somewhat predictable. It is, of course, our goal to continue to show some growth during that period. But, based on our own experience and that of others in the industry, what appears to matter most to investors is how a company, like Merck, rebounds coming out of the patent expiration period.

     Since the market is forward-looking, what investors will be most interested in as we approach the Zocor patent expiration in mid-2006 is this: How well are our in-line products growing? What will we have recently launched? And what products will be at the FDA awaiting approval or close to filing at that time? Today, we will show the continued growth opportunities of our major in-line products, share with greater clarity the pattern of filings we expect from now to 2006 and, finally, discuss what areas we are focused on in early research and how we are accelerating our development efforts to bring new products forward.

     So, as we look to 2006, when Zocor goes off patent, the question is: What will our pipeline look like?

     We expect to be in the launch phase of two new products — Zetia/Zocor and Arcoxia — and expect to be filing for a number of others in the run-up to 2006. Now here are some of the details.

     Before the end of the year, we will have submitted two important new products with the Food and Drug Administration. Last quarter, from our partnership with Schering Plough, we filed with the FDA our new Zetia/Zocor combination for lowering cholesterol. And before the month is out, we expect to resubmit an expanded application for Arcoxia, our newest coxib.

     The Zetia/Zocor combination is the first product to reduce cholesterol by targeting both its production in the liver and its absorption in the intestine. This represents a new approach to treating high cholesterol, a true innovation in patient care.

     We are on track to resubmit an expanded NDA this month for Arcoxia, our newest coxib, for the treatment of osteoarthritis, rheumatoid arthritis, chronic low back pain, acute pain, dysmenorrhea, acute gouty arthritis and ankylosing spondylitis. No other coxib has indications for acute gouty arthritis, ankylosing spondylitis, and chronic low back pain. Arcoxia, which is highly effective in relieving pain, has already been successfully launched in 38 countries around the world. We anticipate a successful launch in this country once approval is granted.

     These two products have significant sales potential, and we expect them to make substantial contributions to earnings.

     Over the course of the next three years, we also expect to file or launch several other medicines or vaccines that hold significant promise in the prevention of human papillomavirus, shingles and rotavirus, and the treatment of diabetes.

In 2005, we expect to file for approval of a vaccine for human papillomavirus, which is the primary cause of cervical cancer, the second-leading cause of cancer deaths in women, taking the lives of more than 200,000 women each year. More than 30 million young and adult women in this country alone are at risk for developing an HPV infection, which our new vaccine is designed to prevent. This vaccine, if approved, will make a significant difference in their health and their lives.

That same year, we expect to file a vaccine for shingles, a painful condition that afflicts one million adults every year in the United States. Also in 2005, we anticipate filing an application for our rotavirus vaccine. Rotavirus-induced infant diarrhea currently causes the hospitalization of more than 55,000 American children under the age of five every year.

In 2006, we anticipate filing for approval for the DP-IV inhibitor for diabetes, which will help diabetics manage their disease with far fewer side effects. We expect that this new product will be better tolerated by patients, will not lead to weight gain — and may assist in weight loss — and will not produce edema. With 5 percent of the U.S. population living with diabetes, it will be a welcome addition to our product line.

And next year, in 2004, we expect to submit Proquad for approval by the FDA. Proquad adds chicken pox to the measles, mumps, and rubella vaccine, thereby increasing the number of children who will be immunized against chicken pox.

     Looking further down the pipeline to earlier phases, our scientists are working in a significant number of disease areas to treat such ailments as Alzheimer’s disease, obesity, respiratory disease, coronary heart disease, and rheumatoid arthritis. In addition to working in these important areas, we are also working on novel and effective approaches to accelerating drug development and improving the probability of success of our internal R&D efforts. These efforts will maximize our research investment at every stage of the pipeline.

     While we are enhancing our internal research capabilities, we also are mindful that valuable scientific work is being done by other pharmaceutical and biotech firms. That is why we have completely rethought and expanded our approach to external collaborations and relationships. We see them as more than just a business development or licensing opportunity. Instead, we’re pursuing them as new scientific initiatives — initiatives that will lead to the novel new medicines the market demands.

     In recognition of this, in 2001, we completely transformed our approach to external collaborations. We created an external research team and charged it with expanding and improving our external relationships by making our internal process for entering into and managing our partnerships more effective. This effort has made a real difference.

     In 1999, for example, we completed just 10 deals with external partners. So far this year, we have completed more than 40 transactions — including three in the last two weeks alone. We have another 80 potential opportunities in detailed review. We are pursuing partnerships across the entire continuum of scientific possibilities — from early research to late stage development. They add value to our pipeline and will contribute to our growth. They will, in short, increase shareholder value.

     In the context of these external alliance opportunities, I also want to make note of Merck’s solid financial position. Our strong financial profile means we have the resources we need to fully fund our research and development activities — both internal and external, support our in-line products and maximize upcoming product launches. It also allows us to provide substantial cash returns to our shareholders — an average of more than $6 billion a year, every year from 2000 to 2002. This is the sort of financial health on which a strong future is built.

     Now, turning to the merger question. As I have just mentioned with respect to our external partnerships, we are constantly looking for ways in which we can deliver increased value to our shareholders. And we have found that we can meet that goal through external alliances that make sense long-term for Merck and its shareholders. Our partnership with Schering-Plough on Zetia and now on Zetia/Zocor, and our most recent alliances with such firms as GenPath, Neurogen, Amrad, and Actelion, are all good examples of this.

     When looking at any potential external alliance or acquisition of any size, we always take a hard-headed, pragmatic look at what the possible benefits and costs of the alliance or acquisition would be. When looking at a large-scale merger, with all that entails, we have to be certain that it would bring significant additions to our pipeline and would add to long-term growth. It would have to, in short, meet the same criteria we use to evaluate any potential licensing or acquisition opportunity. We have consistently found that a large-scale acquisition or merger does not meet those criteria. A large-scale merger would provide, at best, a short-term boost with an expensive long-term cost. That’s not an appropriate trade-off.

     Before I wrap up this part of our presentation, I want to briefly touch on two more areas that have made Merck a more focused and stronger company today than it was a year ago.

     Earlier this year, we completed the successful spin-off of Medco. This spin-off has not only brought real value to our shareholders, it also has restored Merck to “pure focus” on pharmaceutical research. In addition, Merck now owns 99.4 percent — and will soon completely own — Banyu Pharmaceuticals, one of Japan’s top 10 pharmaceutical companies. These two actions make Merck a more focused pharmaceutical research company and give us a stronger position in Japan, the world’s second largest market.

     I should also mention that the new Medicare prescription drug benefit, which President Bush signed yesterday, supports pharmaceutical innovation because it is based on competition. As more seniors — as many as 12 million more — have greater access to prescription drugs through Medicare, we will have the opportunity to compete to broaden our customer base. Based on our proven track record in both securing formulary access and in increasing our market share in managed care, I believe this is a competition for which we are well-positioned.

     Over the past couple of years, we have taken a number of significant actions that have taken us in the direction of our long-term growth objectives. We continue to fully fund the research that is necessary to drive Merck’s long-term growth. We are revamping and expanding our external partnership and licensing activity to strengthen our scientific capabilities and pipeline. We are reducing our cost structure and continue to look for even greater savings and efficiencies. We have changed our wholesale distribution program to achieve even greater manufacturing productivity. We have successfully spun-off Medco. And we have strengthened our position in Japan.

     These actions will pay substantial dividends, both literally and figuratively, in the years ahead.

     In just a moment, I will turn the program over to our next speakers, who will cover, in greater depth, the points I have just made. But before I do, I’d like to recap for you what we believe will drive our growth.

One — Merck has strong franchises that will continue to contribute to near-term revenue and earnings growth;

Two — we are successfully lowering our cost structure, which will contribute to the growth of our earnings;

Three — between now and 2006 we expect to launch or file important, novel products that hold significant potential for future sales and earnings growth;

Four — our earlier phase pipeline consists of promising novel mechanisms in important areas of health, including diabetes, Alzheimer’s, HIV, and obesity, and we are working in those areas broadly and deeply;

Five — our external collaborations are making important contributions to our pipeline; and

Six — we are in a strong, solid financial position.

     So, again, thank you for being with us today.

     Now I am pleased to turn the floor over to an outstanding scientist and leader, the president of Merck Research Labs, Dr. Peter Kim.

FORWARD LOOKING STATEMENTS

     These remarks contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in these remarks should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.